Exhibit 99.1

Third Quarter 2014 Earnings Call

Corporate Participants

•	Anne Rakunas, ICR, Inc. – Senior Vice President

•	Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

•	John T. Hanson, Turtle Beach Corp. – Chief Financial Officer

Conference Call Participants

•	Sean McGowan, Needham & Company LLC, Senior Analyst

•	Robert Stone, Cowen & Company, Managing Director

•	Ryan McDonald, Northland Securities, Senior Analyst

•	Mark Argento, Lake Street Capital Markets, Senior Research Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Turtle Beach Third Quarter 2014 Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. As a reminder, this conference is being recorded. I would now turn the call over to your host, Anne Rakunas. Please go ahead.

Anne Rakunas, ICR, Inc. – Senior Vice President

Thank you. Good afternoon, everyone, and welcome to the Turtle Beach Corporation’s third quarter fiscal 2014 earnings call to discuss the financial results.

Before we get started, we’ll be referring to the press release filed today with details of the results, which can be downloaded from the Investor Relations page of our website, at www.corp.turtlebeach.com.

In addition, we posted a supplemental slide presentation to company remarks, which is also available on our IR website. Shortly after we end this call, a recording of the call will be available as a replay in the Investor Relations section of the company’s website.

Please be aware that some of the comments made during our call may include forward-looking statements. They involve risks and uncertainties regarding our operations and future results that could cause Turtle Beach Corporation’s results to differ materially from management’s current expectations.

We encourage you to review the Safe Harbor statements contained in today’s press release and on our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K, our most recent Form 10-Q and other periodic reports, as well as our Proxy Statement on Schedule 14A filed with the SEC on April 24, 2014, which identifies specific risk factors that also may cause actual results or events to differ materially from those described in forward-looking statements.

We also note that this call contains non-GAAP financial information, we’re providing that information as a supplement to information prepared in accordance with accounting principles generally accepted in the United States or GAAP.

You can find a reconciliation of these metrics to our reported GAAP results and the reconciliation table provided in today’s earnings release.

And, now, I’ll turn the call over to Juergen Stark, the company’s Chief Executive Officer.

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

Thank you, and thanks, everyone, for joining us on the call today. With me is John Hanson, our Chief Financial Officer. We’re excited to be with you today to share the continued progress we have made in the third quarter to advance the growth of our company.

As we typically do I will cover the business highlights, John will cover the financial performance and outlook and then we will open up the call to take your questions. Our main objective over the past few months was to ensure that our next generation headsets, featuring several first in only innovations were ready and on retail sales ahead of the holiday season.

Our team has worked incredibly hard to achieve this difficult task, which due to the new console launches required product development times far shorter than normal. Adding to the accomplishments was the fact that we developed more advanced headsets than ever before, and more new designs in total than we did in the previous two years combined.

We also developed more firmware than the previous five years combined to power our innovations. Indeed going into the holidays, it looks like we are the only player to introduce some amazing new capabilities like headphones featuring DTS Headphone:X 7.1 channel surround sound and the only fully wireless headset for the Xbox 1.

This is what it takes to be the best in our industry and to provide gamers with the immersive experience and the competitive advantages no else can. Introducing major new features in the middle of a console transition was not easy and we did experience a couple weeks of delays as we finalized our two high-end products, which moved some revenue into Q4.

But it provided us with a strong first mover advantage in the first year of the new consoles that we believe we can sustain through the coming years as the new generation consoles continue to take off.

I’m extremely pleased with how we’ve executed and give a big thank you to our team for these accomplishments. We know that the gamers out there also really appreciate it. As we expressed on our earnings call back in March, the positive benefits for our business from the new consoles will take some time to develop, which should provide several years of good growth.

Given the fluid environment, we are operating in this year, especially the uncertainty around the timing of new AAA multiplayer game launches and attach rates, our focus is on successfully executing the key action items under our control has set the company up for long-term growth.

Let me start by covering these key executional objectives and then discuss how the broader console headset market is developing. First and foremost, launching the best and broadest selection of next generation console headsets – done. Second, strengthening our retail relationships and in-store experience – done. Third, expanding our PC gaming business – done. Fourth, growing our international market share – done. And fifth, achieving HyperSound’s first large scale commercial deployment and preparing for the launch of hearing health next year – done – and progressing very well on hearing health.

I’ll go into some more details. Beginning with our core gaming headset business, we have by far the deepest and most advanced line of next generation compatible headsets featuring first and only innovations that significantly enhance the user experience. This has and will continue to be the hallmark of Turtle Beach and is what sets us apart from the competition. We call them BFOs, by the way, “best, first, only” capabilities, and you will hear me refer often to our first and only innovations.

Gamers want the most immersive experience for their games and that’s what we deliver. Just about two weeks ago, we began shipping the Elite 800 for PlayStation 4, our flagship wireless headset which we believe is the most technologically advanced consumer headset ever produced.

The Elite 800 has several firsts for console gaming headsets including active noise cancellation which improves the quality of outbound chat audio and blocks out external noise so the gaming experience is more immersive. The Elite 800 also uses; dual invisible microphones for voice pickup which provides a sleek boom free look that is not available on any competitive gaming headsets.

The Stealth 500X, the first and only truly wireless headset for the Xbox One and our highest pre-ordered wireless headset ever arrived on shelves last week. This was a significant technological achievement as it required integration with the audio outputs from the Xbox One console which have changed significantly from the Xbox 360. No other headset provider was able to achieve this.

The Elite 800 and the Stealth 500X are also the first and only console gaming headsets to utilize DTS Headphone:X 7.1 channel surround sound, which is the most accurate and realistic surround sound available on the market today. Both models reinforce Turtle Beach’s leadership position in wireless headsets which are preferred by gamers because of the freedom of movement and flexibility they provide.

With these two headsets, we have also reentered the high-tier gaming headset segment above $200, where we have been largely absent with new models since early 2013 due to the console transition. First, it didn’t make sense to launch new high-tier products for previous generation consoles, so we waited until the new console specs were clear and known, and have now launched two amazing headsets with innovations and capabilities no one else has.

Rounding out our holiday line-up, we recently introduced a number of additional products such as the Stealth 500P which also features DTS Headphone:X at a great prize of $129. The XO One for Xbox One and the Stealth 400 for PlayStation 4 which expand our sub $100 retail prize point line-up.

We also added to our growing licensed product portfolio which began with Titanfall earlier this year and now includes Call of Duty: Advanced Warfare, Disney Infinity, Star Wars and Heroes of the Storm.

As of today, we have launched five PlayStation 4 compatible headsets and eight Xbox One compatible headsets. Having a broad portfolio of leading next-generation headsets on shelves ahead of the holiday season was our number one priority.

I’m extremely pleased with how well our team has executed on this front. Our ability to achieve this important objective has helped further strengthen our retail relationships and provided us with even greater in-store placement for our key products.

We have increased the number of interactive displays listening stations or kiosks, as we call them, in the channel by 2,000 to almost 18,000 this year and now have retail kiosks with all of our major retail partners including Best Buy, GameStop, Walmart and Target in similar strong retailers in Europe.

Our interactive kiosks do a great job showcasing the differentiated features of our headsets and provide a strong competitive advantage at the point of sale. Net-net we’re exactly where we want to be and expected to be in terms of retail coverage prior to the holidays.

Another major milestone was the establishment of distribution in China, where we were the first and only third-party console headset brand on shelves when Microsoft launched Xbox One in late September.

Gameplay in China has historically been dominated by mobile and online PC gaming due to regulations that prohibited console sales until earlier this year. With an estimated 500 million people playing games annually, we believe this market represents a good long-term growth opportunity for our gaming headset business.

Like any market, of course, this opportunity will take time to develop and will need some major multiplayer games to launch in China before we can properly gauge our near-term prospects.

This year was also about growing our PC business, especially overseas where PC gaming is very popular, including China, Germany, The Nordics, Eastern Europe, and Russia. I’m pleased to report that our PC business is up over 75% versus last year based on our expanded portfolio and successful market efforts.

Picking a page from our console headset playbook, we introduced the Ear Force Z60, the first and only PC gaming headset to offer DTS Headphone:X 7.1 channel surround sound and with 60mm speakers that deliver an expansive soundscape and bone-rattling bass, a couple more of best first only achievements.

The Z60 began shipping in September and is available in more than dozen countries in North America and Europe. We’ll also be introducing a number of PC gaming headsets in China, including the Heroes of the Storm license models soon.

We believe that a full line of products at retail that include gaming headsets, keyboards and mice is needed to gain share in the PC gaming market. To achieve this, we signed a licensing agreement with NGS, a long-time distribution partner in Europe for the development of Turtle Beach branded PC gaming keyboards, mice, and gaming mouse pads.

These products will, of course, reflect the level of quality consumers expect from us. The first products just shipped to retailers in the Nordics and Germany, and will soon be available online in the U.S. and the U.K.

Turning to HyperSound. 2014 has been a year of investment, integration and focus on beginning of the serious commercialization of this unique technology. We continued to be very excited about the prospects for HyperSound in multiple market segments.

You’ll recall that we are targeting applications for retail displays and business uses of HyperSound, that we call “Virtual Reality Audio.” I refer to that as our commercial business, as well as a 2015 launch of a product for the hearing health segment.

I stated earlier that a key milestone for the commercial side of this business was to achieve a large scale, brand name, showcase launch of HyperSound. I’m pleased to report that we’ve now done that. As we announced last week, HyperSound is a virtual reality audio solution, has been implemented in Activision’s Call of Duty: Advanced Warfare retail displays, at 987 Best Buy locations in North America. This is really the first large scale deployment of HyperSound that is truly optimized for retail.

For those of you who haven’t had chance to experience HyperSound in a retail installation like this, the audio emitters are integrated into the base of the retail display to create a zone of audio, that encompasses anyone standing in front of the display. The quality of audio is three dimensional, creating a virtual reality effect that is similar to wearing a surround sound headset. Best, first, only in this case in the form of a whole new way for retail to immerse consumers in product displays.

This is just the beginning for our commercial market development. We’re in discussions with other high-profile U.S. retailers and brands to secure meaningful installations of HyperSound, designed to raise the visibility of HyperSound as a beneficial commercial retail marketing solution.

We’re also making great progress towards a 2015 launch of a living room audio product that uses the benefits of HyperSound to enable people who are hard to hearing, to better understand and enjoy TV, music and other media. We remain on target to introduce our second generation of HyperSound product, which benefits from several fundamental advancements, including doubling the emitter efficiency, as well as enabling a $40 reduction in materials cost per emitter. The second generation product is what will be used in our healthcare products next year.

Our teams have also made major advancements in the amplifier and digital signal processing technology, which further improve audio quality. This work has led to a slew of new patents filed, further strengthening our robust intellectual property portfolio. This generation-two system is now fully functional and will be demoed in an investor event next week.

Within our HyperSound operations, I’ve stated that we would begin to build a team with expertise in the healthcare and hearing industry to put together a distribution pricing and marketing strategy and drive this business going forward. We’ve now done that.

In October, we appointed Rodney Schutt as Senior Vice President and General Manager of HyperSound. Rodney brings 27 years of relevant experience in hearing health, and medical devices including recently serving as President and CEO of both Unitron Hearing and Widex, two of the world’s leading hearing aid companies.

Rodney’s addition is a major endorsement of the benefits of this technology and he’s already had a big impact on our product and channel preparations for next year. Rodney just completed a two-week road show with potential channel partners and the feedback has been tremendous. We continue to be very excited about this pending product launch and the positive impact it can have for the over 40 million people in the U.S. alone, who are hard of hearing.

As I look across our gaming headset and HyperSound businesses, we’ve executed well and are on-track to meet the key objectives we set at the beginning of the year.

To summarize, we were the first to market with a broad portfolio of feature-rich gaming headsets for Xbox One and PlayStation 4 platforms, which should enable us to maintain our strong market share in the U.S. and U.K. and post continued gains in market share in each of our emerging markets.

We’ve expanded our already leading floor and shelf space with our major gaming and consumer electronics retailers ahead of the holidays. We’ve introduced innovative new PC gaming headsets and accessories that have increased our penetration of domestic and international PC gaming markets and we began to successfully commercialize HyperSound and prepare that business to accelerate growth next year.

Let me now turn to how the surrounding console gaming market has evolved and our headset market expectations for the rest of 2014 at this point. In particular, I’d like to discuss game launches and attach rates, which we also referenced last quarter. Multi-player games are a major driver of gaming headset sales.

For example, when Activision launched Destiny in September, we saw average weekly sell-through of some relevant headset models go up more than three-fold and stay at a higher than average rate for several weeks.

There is a great line up of multi-player games that are now launching, which we expect will drive up attach rates significantly. However, the launch dates of some major titles like Evolve, for example, have recently been moved to 2015. In one way this is good for us, because it spreads some traffic and potential related increases in headset sales into 2015, but it will also negatively impact traffic and sales versus our initial expectations in 2014.

On attach rates, I went through a lot of detail during the last call and we signaled two major trends that had started to raise our concern about overall console headset market growth this year. The first was the unexpected widespread release availability and purchase of the standalone Microsoft adaptor, which essentially enables consumers to utilize previous generation headsets with the Xbox One.

The second was overall attach rates on new consoles running somewhat below our expectations. Both of these trends have continued and in fact resulted in an overall console gaming headset market that is actually, slightly down year-over-year in the U.S., dropping 1.4% through the third quarter according to the sales tracking data from the NPD Group.

One bright spot is that the attach rate on PlayStation 4 has now started to climb, but our best estimates still put it below our initial expectations coming into the year. It’s very important to note by the way that we expect roughly 40% of console gaming headset sales to happen in November and December and many of the multiplayer games are just launching.

Plus, we just launched many of our new headsets with some compelling features and given our strength in the market, the Turtle Beach headsets alone can impact these overall market price. So, while I believe we have about as sophisticated a way to model attach rates and their impact on the overall market as anybody, these estimates could change materially as we move through the holidays.

It’s also important to note that the impact of these market dynamics is not limited to Turtle Beach. The attach rate affects the entire gaming headset category; however, given that we are roughly half of the market in the U.S., overall market trends matter more to us and impact us more than they might impact companies with very small share or a share in a small portion of the market. That is why we are providing visibility into these market trends and putting effort in projecting them as we have.

We asked IDG, one of the well known research companies covering the gaming segment to give us their independent expectations for 2014 console gaming headsets and they’ve confirmed our sense that the trend is flat to slightly down for the industry.

While we remain confident about the long-term growth prospects of the gaming headset industry and in our ability to capitalize on that growth with the great product line-up we have, we believe it is prudent to revise our sales expectations for the fourth quarter of fiscal 2014, given the lower attach rates experienced thus far. John will go through the details, but we believe even in a flat market, we’ll show growth and we expect a Q4, that is up nicely over last year.

In addition to our revised sales forecast, we’ve incurred additional costs to expedite some shipments of new headsets. In addition, we’ve been forced to pay expedited shipping costs due to the congestion at the Long Beach, Los Angeles Port Complex, which is delaying the arrival of deliveries by up to nine days.

The West Coast Port situation is very problematic for all goods coming in for the holidays and we are continuing to monitor and mitigate on a day-to-day basis. John, will discuss how this has affected our costs and has been factored into our revised earnings estimates shortly.

Overall, the gaming industry is vibrant and growing and our revised expectations reflect a shift in timing and not a change in our overall long-term outlook. We are excited about the opportunities we see before us to grow our headset business, for a number of key reasons.

First, new generation console sales continue to be very strong. Sony recently announced they’ve sold 13.5 million PlayStation 4s since the new console launched last November while Microsoft disclosed that it has sold 7 million Xbox One, during the same timeframe.

Based on these results, DFC Intelligence recently increased their forecasts for both PlayStation 4 and Xbox One to 18.3 million and 12.2 million units sold respectively by the end of 2014. These figures exceed the initial projections from a year ago, but represent less than 20% of the cumulative sales expected by the time next-generation console demand peaks in 2018.

Said another way and this is very important as we think about the long-term of our business, we have more than 80% of next-generation console sales still ahead of us after this holiday period. And as the new generation console sales increases begin to overtake old generation console sales reductions, accessory sales should benefit accordingly.

That is why our core focus is on launching the right products and continuing to lead in innovation at retail and with gamers. Despite the somewhat slower start for the overall industry than expected, we feel that our early progress on these fronts will pay dividends over the longer-term.

Second, even with the change in some of the schedules, there are nine major multi-player releases in the fourth quarter compared to only three in the first three quarters of 2014. This includes last week’s Call of Duty Advanced Warfare and tomorrow’s Halo: Master Chief edition to name a couple all of which we expect to drive retail traffic in gaming headset purchases, not just in Q4, but next year as well.

Third, we believe that our new next-gen console headsets have differentiated features with compelling value propositions that will help drive headset sales, including over the standalone Microsoft adapters and increase attach rates as consumers head into the stores over the holidays.

To the extent that the standalone adapter has provided a bridge for some consumers to use old headsets, we do believe they will ultimately buy a new headset for their new consoles. It’s just a matter of time.

So we continue to expect attach rates to rise over time with Xbox One reaching the mid-20s or higher and PlayStation 4 eventually reaching at least the low-20s if not ultimately catching up to the Xbox One as that platform attracts more multi-player gaming. As I mentioned, we are encouraged to see this PlayStation 4 attach rate uptick begin.

We are still very early on in a multi-year console cycle with significant opportunity ahead of us to grow our gaming headset business. Given that somewhat slow start, we again asked IDG to give us an independent view for next year and they’ve indicated they expect year-over-year growth in console gaming headset sales for 2015. I’m very confident that we are well-positioned to take advantage of that opportunity.

I’ll now turn the call over to John for a review of the financials. John?

John Hanson, Turtle Beach Corp. – Chief Financial Officer

Great. Thanks, Juergen. In my presentation, I will be discussing the combined results for the third quarter as well of the first nine months of 2014, which we believe is the better barometer of our overall recent performance due to the timing of the Xbox One rollout in Q1 of 2014.

Q3 also tends to have a high velocity of shipments at the end of September, which can easily move millions of dollars between Q3 and Q4 based on a few days difference in retail ordering or timing of specific product launches.

So, it’s important to understand Q3 in the context of Q4, and for this reason, I will provide guidance for Q4 later in this presentation. It is important to note that results for the year-ago period represent Turtle Beach headset business on a standalone basis.

Net revenue totaled $33.3 million compared to $38.3 million in the third quarter of 2013. The decrease in revenue was driven by a decline in sales to our Canadian distributor this year that was expected as we were stocking this new distributor in Q3 2013 and realized incremental revenues in Q3 2013 as a result.

In addition, our two new high-end products were delayed a few weeks moving sales out of Q3 across all of our channels and into Q4. For the first nine months of 2014, revenue increased 1.7% to $93.9 million compared with $92.4 million for the same period a year ago.

The increase in revenue was driven by strong consumer response to the company’s Xbox One and PlayStation 4 compatible headsets, partially offset by the revenue decline and delays mentioned above for the quarter.

Gross profit for the third quarter was $7.7 million compared to $8.6 million in the same period in 2013. The gross margin percentage however increased 70 basis points to 23.3% in the third quarter compared with the same period a year ago due to sales of higher margin headsets and mix of customers compared to the prior year period.

For the first nine months of 2014, the gross margin percentage improved by 100 basis points to 26.5% compared with the same period a year ago. Excluding the one-time cost of $2.8 million earlier this year associated with packing and shipping the Microsoft adaptor in time for the Xbox One headset audio and Titanfall game launches, gross margin would have been up 390 basis points to 29.4% for the nine months of 2014 over the same period last year.

Operating expenses in Q3 totaled $15.1 million, which was a 26.1% increase year-over-year, due primarily to $2.5 million of investments in HyperSound, $1 million associated with higher head count in headset R&D, non-cash expenses for depreciation, amortization and stock compensation of $0.8 million and public company costs of $0.7 million, partially offset by lower business transaction expenses of $1.6 million.

For the first nine months of 2014, operating expenses excluding $3.7 million and $2.3 million in business transaction costs in 2014 and 2013 respectively increased to $42.1 million compared to $30.7 million in the same period a year ago.

The increase was driven by $6.7 million of investments in HyperSound, non-cash expense for depreciation, amortization and stock compensation of $3 million, $1.5 million associated with the head count increase in headset R&D and public company expenses of $1.5 million, partially offset by $2.2 million of lower marketing expenses.

Adjusted EBITDA in Q3, 2014 was a negative $4.5 million for the combined business as compared to $0.6 million in 2013. The adjusted EBITDA decrease was due to lower revenue, our HyperSound investment, public company cost and higher headset operating expenses.

The headset business delivered negative adjusted EBITDA of $1.7 million for the quarter, which compares to adjusted EBITDA of $0.6 million in 2013. Headset adjusted EBITDA declined due to lower revenue level, higher operating expenses partially offset by higher gross margins.

For the first nine months of 2014, adjusted EBITDA on a consolidated basis totaled a negative $8.4 million compared to a negative $1.2 million in 2013. The year-over-year adjusted EBITDA decline was driven by the planned $6.7 million investment in HyperSound and lower adjusted EBITDA in the headset business.

Year-to-date, the headset business has delivered a negative adjusted EBITDA of $1.5 million as compared to a negative adjusted EBITDA of $1.2 million in 2013. The headset adjusted EBITDA decrease for the nine months ended September 30, 2014 was driven largely by the one-time Microsoft adapter packing and shipping costs incurred in the first half of 2014.

Excluding the non-recurring Microsoft adapter expenses of approximately $2.8 million, the headset business substantially improved adjusted EBITDA year-over-year. The company has invested approximately $6.7 million in HyperSound on a year-to-date basis and is consistent with our plan.

There were approximately 42 million total shares issued and outstanding as of September 30, 2014. Please note that we provided a reconciliation of GAAP reported results to adjusted EBITDA in the accompanying tables at the end of the press release we issued today.

Now turning to the balance sheet. As of September 30, 2014, cash and availability under the revolving credit facility totaled $18.1 million compared to $6.5 million as of December 31, 2013. Outstanding debt, defined as the revolving credit facility, term loan and subordinated notes, has decreased 44% or $28.4 million since December 31, 2013 and is approximately 43% below this time last year. The reduction in debt is driven by lower inventory levels, consistent with our plans to improve asset utilization.

Total inventory as of September 30, 2014 was $46.6 million, a decrease of 25.2% as compared to the same period in 2013 and approximately 6% below year-end 2013. We remain focused on our initiatives to reduce our inventory investments and have made significant progress this year.

Moving on, accounts receivable decreased $6.1 million to $26.7 million at September 30, 2014, compared to the same period in 2013. Our customers typically pay within terms and our days sales outstanding was approximately 60 days at September 30, 2014 and consistent with our payment terms.

The company has made significant progress this year improving its capital structure and as a final step it’s looking to pay-off the reaming subordinated notes with the long-term debt facility.

Now, turning to our outlook. For the fourth quarter of 2014, we expect net revenue for our headset business to be in the range of $91 million to $101 million, representing an increase of approximately 12% at the midpoint of the range over the same period a year ago.

Adjusted EBITDA for the headset business is expected to be in the range of $19 million to $21 million representing an increase of approximately 29% at the midpoint of the range over last year.

Total company fourth quarter adjusted EBITDA is expected to be in the range of $16 million to $18 million reflecting the impact of a roughly $3 million investment anticipated for HyperSound.

For the full year, we are revising our outlook to reflect the current view of attach rates and headset industry projections. As we have discussed, we expect the attach rate projected for the year to be lower due to higher standalone adapter sales and the delay in a number of multi-player games to 2015. These two conditions are projected the cost of console gaming headset industry to be roughly flat to possibly down slightly for the year.

We expect our strong portfolio of products and positioning with retailers to deliver growth ahead of the industry are below our initial full year guidance. Again, with roughly 40% of annual sales happening in November and December, these attach and market projections could change significantly.

As a result of the lower revenue outlook, we now expect full year adjusted EBITDA to be lower, and as Juergen mentioned earlier, we have incurred some incremental costs in Q3 and will incur further incremental cost in Q4 to expedite shipments to customers for our two high-tier products that require air-freight to arrive on time and other products that require expedited shipping due to the port congestion on the West Coast.

In total, we expect to incur approximately $2.4 million of incremental logistics costs in Q4. Based on these factors, we now expect full-year net revenues for the Turtle Beach headset business to be in the range of $185 million to $195 million, representing an increase of approximately 7% at the mid-point of the range over 2013.

For the full-year, adjusted EBITDA for the headset business is now expected to be in the range of $18 million to $20 million, representing an increase of approximately 32% at the mid-point of the range over 2013. This translates into an approximately 10% EBITDA margin for our headset business in 2014. Total company 2014 adjusted EBITDA is expected to be in the range of $8 million to $10 million, reflecting the impact of $10 million anticipated HyperSound investment.

I’ll now turn it back to Juergen for closing comments.

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

Thanks, John. I am really pleased with how our team continues to execute on the operational and strategic initiatives that form the foundation for sustained, long-term growth. Our leadership in the gaming headset industry is illustrated by the largest assortment of next-generation compatible headsets available for the holiday season, providing our retail partners with a wide variety of first-to-market products at compelling price points, and consumers with innovation and advanced technologies that allows for a richer and more engaging gaming experience.

We’ve also executed on the key objectives for commercializing HyperSound and as I’ve stated, continue to see that as a very promising opportunity. Both HyperSound and our Gaming Headset business highlight our focus on “best, first, only” innovations in audio. This goal of differentiating products with innovation and quality will continue to be the hallmark of how we think about and run our business. And of course, we will protect our innovations as reflected with a patent portfolio of now well over 100 issued and pending U.S. and international patents.

Given the importance of the next two months on our industry, industry growth forecasts for 2015 could certainly change and we will learn a lot over the next few months. That said I do want to share some insight into how we are thinking about our headset business next year, particularly in light of the somewhat slower start industry-wide on console headsets than expected.

Based on where we sit today, we expect to grow headset revenue at least 10% in 2015 driven by an uptick in attach rates from the growing installed base of next-generation consoles, more multiplayer game launches and demand for our product portfolio of leading headsets.

With respect to gross margin, we expect to be in the low 30% range consistent with our past communications, finally we expect adjusted EBITDA margins for the headset business to improve from this year’s projected level of approximately 10%, including some investments we will make in 2015 to reconfigure our supply chain. We expect those investments to reduce our long-term product cost and help us track towards our goal of 15% adjusted EBITDA margin over time.

Turning to HyperSound, momentum continues to build in our commercial business and we are on schedule and very excited for the launch of our healthcare product in 2015. We will provide specific targets for HyperSound on our next call once we have completed our healthcare launch plan.

To close, I want to say thanks, again, to our great team of dedicated colleagues around the world, who delivered these multiple best first and only capabilities and are helping to make our vision become a reality every day.

With that we will now take your questions.

Question & Answer Period

Operator

Thank you. Our first question comes from Sean McGowan with Needham. Your line is open.

Sean McGowan

Hi, guys. Thank you. Couple of questions, first just a clarification on something you just said Juergen. So that outlook for gross margins in 2015 in the low-30, is that just the headset side?

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

Yes, that’s just the headset side.

Sean McGowan

Okay.

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

We are targeting much higher gross margins on HyperSound.

Sean McGowan

That’s what is thought. Okay, now what can you say given the NPD data through whatever – latest period I guess, the end of September — about your market share on headset business for consoles?

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

Our market share, so NPD data is just for the U.S., right, and so we are roughly in line where we expected to be. If you take out the adapter, which we do because we don’t consider that to be a headset — our market share by the way tends to be at its low point for the year in Q3 and then going into Q4 tends to bounce back — and we hope to close the year in roughly of the 50% market share range.

I will tell you though also that we have said that we have stated a goal that we would roughly hold share in the markets where we have very high share, like 50% in the U.S. and in the U.K., and grow share in the markets where we have a lower market share and that continues to be our priority.

So “roughly holding share” could be plus or minus some points there and – but I also say though that, as much as we talk about market share, we measure it and it’s important to us as we launch new headsets, to see those headsets takes some share.

We are not running the business to chase share, especially in the more developed segments like the U.S. and the U.K. So, as we noted, prize competition in some of those segments, we will be optimizing for profits and not for market share.

Sean McGowan

Okay, thanks. So what exactly are you seeing so far in attach rates, like how far off of the – of your expectations is it?

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

It is a few points on both platforms.

Sean McGowan

A few points below you mean – a few points below your expectations?

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

Yeah, below our expectation, so – and I’m not going to give specifics, because we have what I would consider to be kind of a proprietary model of how we calculate these things – but it’s a few, call it two to three percentage points on each platform, but remember that I stated last time that like a 1% change in attach rate is $5 million to $7 million revenue for us given our market share.

Sean McGowan

Okay, and then I had a quick question for John. So, John, was anything going on in the gross margin or cost of sales level last year in the September quarter that would have driven that margin lower than normal?

John Hanson, Turtle Beach Corp. – Chief Financial Officer

Well, so certainly in 2013, it was mix of customers. It was a bit of mix of customer as well as the company did have more sales of refurbished products as we’ve been working the refurbished products down. But for the most part, it’s the older products at the lower pricing tiers ahead of the console transition.

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

Yeah plus – really with, Sean with Q3 – you’ve got to be kind of careful with the numbers because there is a high velocity of shipments that happen at the end of September as retailers will start to stock-up for holiday, especially our international distribution orders tend to go before our domestic retail orders.

And since those orders go through distribution, they’re also at a lower margin than our, call it, “direct” retail sales here in the U.S. But a few days of difference on either timing of product launches, when retailers decide to place orders, can easily move millions of dollars between Q3 and Q4. That’s frankly why we’ve taken the time now to explain Q3 in the context of Q4 and the full year.

Sean McGowan

Right, I just remembered part of the story of last year being that refurb business depressed margins more than I would have thought. Without that there is a drag, you would have higher than a 70 point increase.

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

So, we’ll continue to — I will tell you Sean, we continue to work the refurb product sale and we’re still working through the refurb product inventories, right. And so, this year’s volume is pretty similar to last year on the refurb front.

Sean McGowan

Okay, all right. So that’s still having that effect. All right, I’ll jump back in the queue then. Thank you.

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

Exactly, no — thank you, Sean.

Operator

Our next question comes from Rob Stone with Cowen & Company. Your line is open.

Rob Stone

Hey guys, first question is on HyperSound, I wonder if you could comment on how much that contributed in Q3 and what you’re thinking about HyperSound for the full year 2014?

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

Hi, Rob. This is Juergen here. We figured we’d get that question. Let’s talk about the full year because quarter-to-quarter is not that relevant. Q3 was — so for full year, we said $1 million to $4 million, when we went into the year, was the target.

And — but I’ll tell you that the financials of the HyperSound are not that material. So, we focused a lot more on achieving the key objectives we said we wanted to achieve. But just to give you a straight answer, HyperSound in this year will be close to the $1 million revenue range, so the low end of that target if we count in the Activision Call of Duty kiosk sale.

That sale had significant real value to us, so they actually — they paid for it — but they paid for it with a set of marketing credits that were part of a broader deal, but its real value to us.

And so — but from an external perceptive, I’m not sure if we will be able to account that on the top line of revenues and frankly, it doesn’t really matter, it’s not material. The key thing for us is focusing on getting a large retail showcase deployment done — we got that with the Best Buy deployment — and there were more good deployments to showcase HyperSound in different types of retail environments. And that right now more or so than whether it’s generating a $1 million or $2 million of revenue is the key priority for us.

For next year, I would expect that commercial business will start to actually scale nicely and — but the healthcare product could quickly overtake it from a revenue standpoint, but — until we have our launch plan set, as I stated — we’re not going to give revenue estimates.

We do plan to do that at the next call because I know that’s going to be important to people, but give us a little bit more time to flesh out the first year’s plan for that product.

Rob Stone

Is it too soon to provide feedback in terms of reaction from Best Buys where this has been deployed or from other potential commercial customers who might have had a chance to go check out those displays?

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

It is. They’ve just been deployed. The reaction we’re getting is quite favorable. And – it is – the momentum is definitely starting to build, where people will now see that and realize it’s real and we are seeing an increase in interest from other retailers now.

Rob Stone

Okay.

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

It was needed frankly. I mean, it’s hard to – people don’t know what HyperSound is, and so every sale is an evangelical sale. And until you can point to something real at retail, it takes a long time. And so we view that as a pretty significant milestone and one that will really hopefully start to get that business scaling much more quickly.

Rob Stone

With respect to the two high-tier products that were delayed a little bit, can you size the impact of that on your Q3 sales versus if they had launched within the – within your plans for launch within the quarter originally yet?

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

Yes, technically, yes, it’s on the order of single-digit millions. It’s a little – it’s almost a little bit ridiculous to call it a delay. We didn’t announce product target dates. We didn’t set Q3 quarterly guidance. But we were trying to be transparent with people and in our internal schedules had them shipping a few weeks earlier than we actually were able to ship them.

This is part of the challenge of evaluating Q3 because these product launch timing can be different from year-to-year whether they are late or not late frankly. So, really, the only impact was that we air-freighted them and incurred some additional cost.

I will tell you though, also very important is, those are the two high-tier products that are really in the industry. The only significant innovations, new technologies, new products being launched in a year of – apart from transition. Where if you look at the competitive marketplace, what people have done – other people have done is essentially put a paint job on last year’s models.

And so we – as much as I’m disappointed by a few weeks of delay — it clearly made sense to air-freight them and spend the money to do it and that was an accomplishment that we alone in the industry were able to produce.

Rob Stone

That’s actually a perfect segue into my last question, which is related to gross margin, kind of, in two parts. One, if you said it, I apologize, I didn’t catch it, what you’re thinking about gross margins for Q4? And then if you could size the impact in Q3 of the usual expediting charges, and so forth, how much that affects your gross margin? Thanks.

John Hanson, Turtle Beach Corp. – Chief Financial Officer

Sure. So, gross margins for Q4, we would expect them to be with the majority of the $2.4 million of freight cost incurred. We mentioned that the incremental freight costs are up $2.4 million. The majority of that will be in the fourth quarter. We’re looking at margins that would be around 30%, right, in 30%, 31%. So that – those freight costs, obviously — pull that margin percentage down. Which is why we said – to Sean’s earlier question — we said, we think that for the headset business, we think the margins are in the low 30’s.

Rob Stone

So that’s for both Q4 and next year’s low 30’s on the…

John Hanson, Turtle Beach Corp. – Chief Financial Officer

Yes, for the full year it would in low 30’s. Obviously, as we’ve discussed before, in order to get to low 30’s, because of the heavy volume and leveraged fixed cost, our margins will run below that, the first, two, three quarters of the year and then will be higher obviously in the fourth quarter.

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

Let me just throw in one other thing, as you guys think about next year, in modeling next year. So we’ve given the first kind of view of what we expect the revenues to look like. It’s also important to note, this year was just a strange year on many regards, right?

On the revenue side, the timing of revenues, the console transitions, the product portfolio and the effort required to get a portfolio launch. Next year, it should be much more normal, and so if you think about the quarters, first half and second half probably will look somewhat like this year, but Q1 won’t be as heavily loaded, because in Q1 – Q2 won’t be as light, as it was this year, because this year’s Q1 had the Xbox One product launches and games in it.

And then the second half Q4 won’t be quite as heavy, it will still be the updated picture of our revenues and Q3 won’t be as light, because the timing of the product launches will be a bit more normal. Where we are now, we know the specs of the platforms, we’ve been working on our portfolio for next year already, we are not dealing with six months compressed development cycles like we were this year…

Rob Stone

Okay. That’s all I had. Thanks.

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

Thank you, Rob.

Operator

Our next question comes from Ryan McDonald with Northland Securities. Your line is open.

Ryan McDonald

Hi, guys. Let’s just start within the headset business. I mean, obviously, you’re seeing a large impact already from the adaptors, which is separated out. But within the headset business specifically, do you see any competitors continuing to gain share against doing that market perhaps? Microsoft and Sony, obviously, have come out with higher functionality headsets this year.

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

Yeah, so it’s – again, it’s a little bit… we don’t do a lot of judging in Q3 because Q4 has a new product set, but the first parties are Microsoft and Sony, they do have headsets, they compete typically in the below $100 segment, and those headsets have done well, particularly on the Sony side, and so that’s one of the areas where we’re not going to chase market share. Those headsets are one platform only, we have headsets that are multi-platform and we tend to just try to innovate around those launches and around those specific headsets.

On the high-end, we have, as I mentioned in my prepared remarks, we’ve essentially been absent from the above $200 tier. We launched our couple of last headsets there at the beginning of 2013, it doesn’t make sense then, that was right at the time by the way when new consoles got announced a few months after that, you don’t – you then don’t go launch new high-end models for old consoles and so we waited until the specs became clear and have now launched the Elite 800 on the PlayStation side and the Stealth 500X as our new entries into that $200 plus premium tier in the market and we would expect to go get a fair amount of share in that tier back over time.

Ryan McDonald

Okay. And then as you talked about your expectations for 2015, I think you mentioned it was at least 10% growth next year was kind of a general way you think about top-line revenue growth. Is that with the market, or the headset market as a whole remaining flat, or is that kind of growing with the market expectation?

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

So that’s – we’re assuming the headset market will grow next year and we will grow along with it. The growth will do some more detailed modeling once we get through Q4 and it’s actually very important for us to see how the headsets do relative to the market and the competitors, but our goal is to outgrow the market going forward that’s why we said at least 10%. Again with the only caveat being that if we find segments that are becoming highly commoditized, we won’t chase revenue or share, we will optimize profits.

The other one to keep in mind is, we’ve now, we’re in China, we’ve grown shares significantly in the international markets on the console side where we don’t have 50% share and we would expect to continue to grow share there. That’s the key initiative for us and we’ve now very successfully kind of started in the PC segment, and all three of those would provide longer term above market growth rates for us overtime.

Ryan McDonald

Okay. And then just lastly, I think you’d mentioned earlier in the year on one of the previous earnings calls about expectations over the life of the console or headset sale of attachment rates, I think in the low 20s. I mean is that basically assumed that the attach rates have been trending rather in the high teens, is it just simply lower attachment rates in that sense so far?

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

So that’s really important and given how much pain we’re taking to explain how the whole industry works here because we’re such a key part of it. So let me go back through that. So historically, the attach rate has been like 22%. This is 2013 numbers and all of this by the way is based on the U.S. retail data where we have the most information. So that’s made up of a – historically 2013 has been made up of mix of PlayStation, three in this case, which tended to be in the mid teens and Xbox which tended to be in the mid-20s, okay.

Ryan McDonald

Okay.

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

So our expectation coming into the year was that Xbox would be – it now starts to trend into the high-20s on new generation. And PlayStation would actually start to quickly catch up and enter the 20s from an attach rate standpoint because Sony is putting a lot of effort in the multiplayer gaming on PlayStation 4. The reason why the two platforms have been historically different is because of Xbox Live and multiplayer gaming. So, if you will, especially with more and more multiplayer games launching, and more games launching that are multiplayer only, Titanfall was the first one, we expect attach rates really to be in the mid-20s and go up from there over time.

And so on the Sony front, we’re actually now starting to see the uptick that we expected in the last few months, but it just didn’t climb as fast as we thought it would. This year, it’s a very hard thing to estimate and guess by the way. But we do expect over time to be in the mid-20s and above for the industry. And the one other point there is the adapter is taking a fair amount of heads of attach out of the Xbox One segment because people are essentially not buying a new headset. There, some people are using the adapters to bring an old headset along.

That’s a significant, significant amount of volume if you count the adapters into the Xbox one headset – into that segment. That, in our opinion, is a temporary phenomenon. Over time those users will actually go out and upgrade their headsets like they always have, like they always do, it’s just that we didn’t expect that level of standalone adapter sales to essentially take some of the attach out of the Xbox One. Without that, the attach on Xbox One is actually tracking closer to our expectations. Does that help?

Ryan McDonald

Yes, it does. Okay and then just, sorry, one quick last one, when you talked about your commentary about how the year is broken down for 2015, would you say that you expect Q1 to be up year-over-year or above flat year-over-year with 2014?

John Hanson, Turtle Beach Corp. – Chief Financial Officer

Yes, now very important. Again we’re not — we haven’t done the detailed quarterly numbers — but Q1 here was much, much higher than that normal as the share of the year because of the Xbox One launch, Titanfall launch, it was lot of pent-up demand for headsets and games and everything.

So if I had to say in the next year, my sense is that Q1 would actually be down some from this year, but Q2 would end up being higher and it would be a little bit more even down, based on when games launch and all that. And then the back half of the year, Q3 was lower than it normally would have been and Q4 is higher than it normally would have been just because of the product schedules and launch timing.

Ryan McDonald

Got you. All right, thank you very much.

John Hanson, Turtle Beach Corp. –Chief Financial Officer

Sure. I think are we out of time? One more. Okay. Mark Argento…

Operator

Our next question comes from Mark Argento with Lake Street Capital. Your line is open.

Mark Argento

Hi, guys. Good afternoon. Just a quick question from me, all focused on HyperSound here. In terms of the hearing health product, is that product finished and ready to go and now just looking for distribution channels or where are you in terms of those products?

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

Yes, I’m glad to give some insight on that. So the product is not completely done, the system and the technology is all done and working, in fact we’ll demo it next week at a New York investor event. So that means that the new emitters are functioning and now we’re working through getting a mass production setup in all of the refinements that have to happen to get for the first time ever that kind of product mass produced. Those new emitters as I mentioned have doubled the emitter efficiency, which is a phenomenal, technological achievement and reduce the cost per side, two emitters by $40 – over $40.

The consumer module, the amp and everything that drives the system is also done and in beta form. And so, where we are right now is actually starting to rollout in the next two to three months. The first beta units which will go to do a handful of kind of call them internal friend lease and in preparation for the launch next year. That schedule now will move into all of the supply chains set up in mass production, the product testing, all of that which will put it well into 2015 for the actual product launch.

Very important that along side of that, we’re also on a parallel path to essentially establish HyperSound in the scientific and medical community. That will actually start in January where an audiologist will start presenting how it works and what we found and the efficacy of all these things the FDA certification was based on earlier this year.

And so that will also come together with the channel strategy, the pricing strategy, product strategy all of that for a launch in mid-year, and I will give more detailed timing and all that on our next call, but I want – I do want to get that whole plan figured out before we start estimating the revenues and get more specific on the product.

The last thing I’ll say just to reiterate from the remarks I made earlier is Rodney — who has been phenomenal, knows the industry inside and out, is a really, really good hire for us and its really cool frankly to get him to come in and run this business — has been on a two week road show meeting with senior executives in major hearing-aid companies, channels, people who own ear doctor stores, all of that, and the feedback has been very positive. So he is off to a quite good start, starting to assemble what’s the right distribution and channel strategy for the product for next year.

Mark Argento

That’s it from me. Thanks.

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

Okay.

Operator

Thank you. That concludes the Q&A session. I will now turn the call back over to Juergen Stark for closing remarks.

Juergen Stark, Turtle Beach Corp. – President and Chief Executive Officer

Okay. Again I just want to say thank you to everybody for your participation on the call and once again special shout to all the Turtle Beach employees, who have delivered an incredible set of innovations in the midst of a pretty complicated platform transition. So I know all the gamers out there appreciate what we’ve done and we look forward to catching up with everybody in the coming months here. Thank you.

Operator

Thank you, ladies and gentlemen. That does conclude today’s conference. You may all disconnect and everyone have a great day.